U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

April 12, 2018

Date of Report

(Date of earliest event reported)

(Exact name of Registrant as specified in its Charter)

Nevada	99-0377457
(State or other jurisdiction of incorporation or formation)	I.R.S. Employer Identification Number

717 Green Valley Road, Suite 200 Greensboro, North Carolina	27408
(Address of principal executive offices)	Zip Code

(678) 401-8601

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On April 10, 2018, Staffing Group, Ltd. (“Staffing Group” or “the Company”), and its former CEO, Kimberly Thompson (“Mrs. Thompson”) were served with a summons and complaint by one of its lenders, Group 10 Holdings, LLC. (Group 10).

The lawsuit stems from a $100,000 loan (a Convertible Debenture) made by Group 10, to the Company, in April of 2017. It alleges that Mrs. Thompson individually, and on behalf of the Company arranged, and received, a loan for the Company, from Group 10, and in doing so: Fraudulently Induced Group 10 to make the loan, Negligently Misrepresented various facts, Unjustly Enriched the Company and ultimately Breached the loan contract. Group 10 is seeking in excess of $106,105.51.

Current management of the Company anticipates similar actions being taken by other lenders from whom Mrs. Thompson arranged, and received, loans for the Company, dating back to December, 2015.

Between December, 2015 and March, 2017, Mrs. Thompson arranged, and received, loans for the Company, from five lenders. These loans were made, to the Company, in the form of Convertible Promissory Notes, Senior Secured Revolving Credit Facilities, and Convertible Debentures in the combined principal amount of $2,516,325. The Lenders currently claim an aggregate amount due in excess of $3,153,364 including principal, interest, penalties, and fees. These loans are also convertible into 21,549,600 shares of the Company’s Common Stock. The Company currently has 1,689,706 Common Shares outstanding.

In addition to these loans, the Company owes in excess of $792,000, to various state tax authorities and the Internal Revenue Service, for unpaid employment taxes dating back to 2016. It is anticipated that, including interest and penalties, this amount could exceed $1,000,000. The Company also owes in excess of $350,000 to various vendors.

The Company’s current management is in the process of determining the best course of action regarding the Group 10 lawsuit and the other contingent liabilities briefly outlined herein.

As reported on April 4, 2018, Staffing Group permanently closed all of its operating branches on April 2, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAFFING GROUP, LTD.

Date: April 12, 2018	By:	/s/ Jonathan Cross
	Name:	Jonathan Cross
	Title:	Chairman/Chief Executive Officer

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